Exhibit 3.13

State of Delaware Secretary of State Division of Corporations Delivered 04:23 PM 05/13/2011 FILED 04:20 PM 05/13/2011 SRV 110546582 – 4982583 FILE

CERTIFICATE OF FORMATION

OF

ACADIA MERGER SUB, LLC

*    *    *    *

Adopted in accordance with the provisions of §18-101

of the Limited Liability Company Act

of the State of Delaware

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The undersigned, being duly authorized to execute and file this Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., does hereby certify as follows:

FIRST

The name of the limited liability company is Acadia Merger Sub, LLC.

SECOND

The address of the registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name and address of the registered agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

The undersigned has duly executed this Certificate of Formation as of May 13, 2011.

By:	/s/ Jordannah Bangi
Name:	Jordannah Bangi
Title:	Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 03:07 PM 10/31/2011 FILED 03:02 PM 10/31/2011 SRV 111151113 - 4982583 FILE

CERTIFICATE OF MERGER

OF

PHC, INC.

(a Massachusetts corporation)

WITH AND INTO

ACADIA MERGER SUB, LLC

(a Delaware limited liability company)

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act

Acadia Merger Sub, LLC, a Delaware limited liability company, does hereby certify:

FIRST: The names and jurisdictions of formation or organization of each domestic limited liability company and other business entity which is to merge are as follows:

Name	Jurisdiction
PHC, Inc.	Massachusetts
Acadia Merger Sub, LLC	Delaware

SECOND: An Agreement and Plan of Merger, dated as of May 23, 2011, by and between Acadia Healthcare Company, Inc., a Delaware corporation, Acadia Merger Sub, LLC, a Delaware limited liability company, and PHC, Inc., a Massachusetts corporation (the “Disappearing Corporation”), has been approved, adopted, certified, executed and acknowledged by each domestic limited liability company and other business entity which is to merge in accordance with Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: The limited liability company surviving the merger is Acadia Merger Sub, LLC (the “Surviving Company”).

FOURTH: The executed Agreement and Plan of Merger between the aforesaid constituent entities is on file at the office of the Surviving Company at Acadia Merger Sub, LLC, 830 Crescent Centre Drive, Suite 610, Franklin, TN 37067. A copy of the Agreement and Plan of Merger will be provided by the Surviving Company, upon request and without cost, to any member of the Surviving Company or any stockholder of the Disappearing Corporation.

FIFTH: This Certificate of Merger shall become effective at 9:15 a.m. Eastern Time on November 1, 2011.

[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be executed on the 31st day of October, 2011.

ACADIA MERGER SUB, LLC

By:	/s/ Christopher L. Howard
Name: Christopher L. Howard
Title: Authorized Person